UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2006

METRETEK TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-19793	84-11698358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

303 East 17th Avenue, Suite 660, Denver, Colorado	80203
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (303) 785-8080
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information applicable to this Item 1.01 is set forth in Item 2.03 below and is hereby incorporated in this Item 1.01 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 9, 2005, Caterpillar Financial Services Corporation (referred to herein, collectively with its affiliate Caterpillar Power Finance, as “Caterpillar”) offered PowerSecure, Inc. (“PowerSecure”), a wholly-owned subsidiary of Metretek Technologies, Inc., a Delaware corporation (the “Company”), a $5,000,000 line of credit (the “Caterpillar Equipment Line”) to finance the purchase, from time to time, of Caterpillar generators to be used in PowerSecure projects, primarily in shared savings arrangements, pursuant to a letter by Caterpillar to PowerSecure containing the terms of this credit line. Under the Caterpillar Equipment Line, PowerSecure may submit equipment purchases to Caterpillar for financing, and Caterpillar may provide such financing in its discretion at an interest rate, for a period of time between 12 and 60 months and upon such financing instruments, such as a promissory note or an installment sales contract, as are set by Caterpillar on a project by project basis. With respect to any equipment financed by Caterpillar, PowerSecure must make a 10% cash down payment of the purchase price and grant to Caterpillar a first priority security interest in the equipment being financed as well as other equipment related to the project.
     On May 18, 2006, Caterpillar notified the Company that Caterpillar renewed the Caterpillar Equipment Line until April 30, 2007, and increased its size to $7,500,000. The letter setting forth the terms of the renewed and increased Caterpillar Equipment Line confirms the intent of Caterpillar to finance equipment purchases by PowerSecure, but provides that it is not an unconditional binding commitment to provide such financing. The Caterpillar Equipment Line is contingent upon the continued credit-worthiness of PowerSecure in the sole discretion of Caterpillar. At May 18, 2006, PowerSecure had the full $7.5 million available for additional equipment purchases under the Caterpillar Equipment Line.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRETEK TECHNOLOGIES, INC.

By:	/s/ W. Phillip Marcum

W. Phillip Marcum President and Chief Executive Officer
Dated: May 23, 2006